EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated October 31, 2013 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2013

and as supplemented May 2, 2013 and October 2, 2013

The following is added as a new line to the “Shareholder Fees” chart of the “Fees and Expenses” section on pages 3, 7, 11, and 15 of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

Maximum Account Fee	$20	[3]	None	$20	[3]	None

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The following is added as a new line to the “Shareholder Fees” chart of the “Fees and Expenses” section on pages 20, 24 and 28 of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

Maximum Account Fee	$20	[3]	None	$20	[3]

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The following is inserted as a new footnote following the second footnote in the “Fees and Expenses” section on pages 3, 7, 11, 15, 20, 24 and 28 of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

[3]

With limited exceptions, for Class A and Class C shares, if your Fund account balance is below $750 at the close of business on September 26, 2014, and on the Friday prior to the last week of September each year thereafter, the account will be assessed an account fee of $20.